UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 26, 2018

RigNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35003	76-0677208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15115 Park Row Blvd, Suite 300 Houston, Texas		77084-4947
(Address of principal executive offices)		(Zip Code)

(281) 674-0100

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2)

Emerging growth company    ☐

If an emerging growth, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act    ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, Charles Schneider, Senior Vice President and Chief Financial Officer of RigNet, Inc. (the “Company”) left the Company on December 27, 2017, to pursue other opportunities.

On February 21, 2018, the Company appointed Tonya McDermott as its interim Chief Financial Officer and Ben Carter as its interim principal accounting officer, both appointments effective immediately. Ms. McDermott and Mr. Carter will serve in their aforementioned interim roles until a successor is named. The Company is in the process of conducting a search for a Chief Financial Officer and will name that successor at the completion of the search.

Ms. McDermott, 48, has served as Vice President of Tax and Treasury since March of 2016. From January 2011 until February of 2016, she served as the Company’s Vice President of Tax and from January 2008 until December of 2010 as Director of Tax. Prior to joining the Company in 2008, Ms. McDermott served as the Director of Tax at W-H Energy Services. Prior to that, Ms. McDermott was a partner with a local private firm and tax manager with Arthur Anderson. Ms. McDermott is a certified public accountant and holds a Master of Science in tax from Texas A&M University and a Bachelor of Business Administration in accounting from the University of Texas at Arlington.

Mr. Carter, 37, has served as the Director of Accounting and Financial Reporting since March of 2017. From May 2013 to February 2017, he served as the Company’s Corporate Controller and as Assistant Controller from June 2011 until April 2013. Prior to joining the Company in 2009, Mr. Carter worked in the audit practice of Deloitte & Touche. Mr. Carter is a certified public accountant and holds a Master of Science in finance and a Bachelor of Science in accounting from Texas A&M University.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Ms. McDermott or Mr. Carter and any of the Company’s executive officers or directors or persons nominated or chosen to become a director or executive officer. There is no arrangement or understanding between Ms. McDermott or Mr. Carter and any other person pursuant to which Ms. McDermott and Mr. Carter were appointed. There are no transactions in which Ms. McDermott or Mr. Carter has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Compensatory Arrangements of Interim Chief Financial Officer and Interim Principal Accounting Officer

On February 21, 2018, the Company’s Board of Directors (the “Board”), on the recommendation of the Compensation Committee of the Board, approved the following compensation terms for Ms. McDermott and Mr. Carter in connection with their appointment as interim Chief Financial Officer and interim principal accounting officer, respectively, in addition to Ms. McDermott’s and Mr. Carter’s existing compensation and benefits:

•	Ms. McDermott was granted restricted stock units under the RigNet 2010 Omnibus Incentive Plan, as amended (the “Plan”) valued at $100,000. The restricted stock units granted to Ms. McDermott will vest in two equal installments on the first and second anniversary of the grant date

•	Mr. Carter was granted restricted stock units under the RigNet 2010 Omnibus Incentive Plan, as amended (the “Plan”) valued at $60,000. The restricted stock units granted to Mr. Carter will vest in two equal installments on the first and second anniversary of the grant date

It is expected that Ms. McDermott and Mr. Carter will execute the Company’s standard form of Indemnification Agreement, which clarifies and supplements indemnification provisions already contained in the Company’s Bylaws and generally provides that the Company shall indemnify the Indemnitee to the fullest extent permitted by applicable law, subject to certain exceptions, against expenses, judgments, fines and other amounts actually and reasonably incurred in connection with service as a director or officer and also provides for certain rights to advancement of expenses and contribution. The foregoing description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the full and complete terms of the Indemnification Agreement, which was filed as Exhibit 10.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on December 13, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIGNET, INC.

Date: February 26, 2018	By:	/s/ Brad Eastman
	Name:	Brad Eastman
	Title:	Senior Vice President, General Counsel